Exhibit 99.1
Trading Under the Symbol: ISDR

Transcript of
WidePoint Corporation
Fourth Quarter and Full Year 2018 Earnings Call
March 21, 2019

Participants
Jin Kang – President and Chief Executive Officer
Jason Holloway – Chief Sales and Marketing Officer
Kito Mussa – Chief Financial Officer

Analysts
Mike Crawford – B. Riley FBR
Brian Kinstlinger – Alliance Global Partners
William Gibson – Roth Capital Partners

Presentation

Operator
Good afternoon, and welcome to WidePoint’s Fourth Quarter and Full Year 2018 Earnings Conference call. My name is Hector and I will be your operator for today’s call. Joining us for today’s presentation is WidePoint’s President and CEO, Jin Kang; Chief Sales and Marketing Officer, Jason Holloway; and CFO, Kito Mussa.

Following their remarks, we will open up the call for questions from WidePoint’s publishing analysts and major institutional investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at WYY@liolios.com.

Before we begin the call, I would like to provide WidePoint’s Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang.

Jin Kang – President and Chief Executive Officer
Thank you, operator, and good afternoon to you all. Thank you all for joining us today to review our financial results for the fourth quarter and full year 2018. The fourth quarter was a strong finish to what was a pivotal year for our business. From a financial perspective, the quarter was highlighted by a 24% increase in revenues to $24.8 million and a 25% increase in gross profit to $4.5 million. Additionally, our adjusted EBITDA improved from $0.3 million in Q4 of last year to $1 million in Q4 of this year, marking our sixth consecutive quarter of positive adjusted EBITDA.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

For the full year, revenue increased by 10% to a record $83.7 million. Our GAAP net loss for the year narrowed from $3.5 million to $1.5 million and our adjusted EBITDA improved from a loss of $0.9 million in 2017 to positive $1.8 million in 2018. As you may remember from our last earnings call, we projected $82 million to $83 million in revenues and $1.6 million in adjusted EBITDA. So, we exceeded our projections that were fairly accurate. The success we achieved in the fourth quarter and in the full year is a direct result of the effective execution of our overall strategy in 2018.

I’m encouraged to report that we achieved our two key goals for 2018. First, we successfully completed the stabilization of the business and we began to drive strong, sustainable and profitable growth. And secondly, as I have discussed on prior calls, we completed much of the internal restructuring of the company and re-branding of our products in the first half of the year and combined our solutions offerings into a single cohesive offering called Trusted Mobility Management, or TM2.

As we look into 2019, we will be focusing more of our attention on increasing revenue as one unified company. In a few minutes, Jason and Kito will dive into some of the specifics of our operational and financial successes. But first, I would like to give a high-level overview of some of the successes we have had in the past year and how they fit into our overall strategy and path forward.

As a reminder, by breaking down internal barriers between departments, we are able to create several significant cross-selling opportunities among our three verticals. Our expanding service offerings with the Center for Naval Analyses and our work with a contractor that provides identity management solutions to the DHS are perfect examples of this. We were also able to renegotiate some legacy low margin contracts with more favorable high margin terms.

While we’re proud of the cross-selling successes that have taken place, we recognize that cross-selling current customers, isn’t enough to sustain or accelerate growth over time. Obviously, if you don’t land new customers and new contractors, you eventually run out of customers to whom you can cross-sell. Therefore, we also spent a great deal of our attention on securing substantial new business. During 2018, we won several new contracts with significant customers, including the Coast Guard, CDWG, CSG and many others.

In 2018, we also made significant progress in bolstering our credentials and improving our compliance with various government organizations. In our space not only would it be impossible to be in the running for many contracts without proper compliance, but each additional credential we acquire is a stamp of approval that makes the decision for customers easy to make and significantly increase the probability they will choose our solution over our competitors.

To that end, we received an authorization to operate from the Department of Homeland Security headquarters in July and achieve Section 508 compliance for our Telecom Lifecycle Management platform, ITMS™, in May. We also successfully completed our audit for our IdM solution in April 2018 to maintain our authorization to operate from the General Services Administration. The details of these certifications are available in the corresponding press releases for those of you who are curious.

But what’s important to keep in mind for all of us is the broader picture. The number and the quality of the certifications we have are some of the primary reasons we frequently beat and will continue to beat our competitors. Our many certifications, combined with the quality of the product and services we offer and our professional staff, create a unique and what we believe to be sustainable competitive advantage.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

Certifications are significant, but obviously not the only component to winning new business. In any business, the quality of your product and service is of critical importance to customers, and our business is no different. For that reason, we also spent a good portion of our year improving and continuing to develop our current product suite. As I have already mentioned, the launch of our TM2 was a big milestone for us. We remain the only entity in our space that has a full solution suite that enables us to empower our customers with the ability to manage mobile devices, secure them and provide insight into how they are being used.

However, for TM2 to function and for it to be the effective solution we believe it to be, each component of the solution must function well independently. Therefore, we are always working to improve each element of TM2. This past year, we made some solid progress in enhancing our IdM solution. Specifically, we improved our Certificate-on-Device capabilities by leveraging what the industry commonly refers to as derived certificates. We continue to work with original equipment manufacturers to gain access to the encrypted chip embedded on the mobile devices.

We are also working with various physical access control vendors to utilize our IdM solution for physical access control rather than relying on the RFID soldered on the identity card. Our solution provides a higher level of security than the RFID method since each identity card is coupled to an individual. We believe that this capability does not currently exist in the market, so it represents a whole new opportunity for us. We believe that this specific product has a lot of potential for us going forward and we are excited about the continued progress we are making with our IdM solution set. Additionally, we made significant progress preparing our system for the move on to GovCloud and the push toward attaining a FedRAMP certification. More on this topic later in our presentation.

It’s been quite a year for us, both operationally and financially. We’re now in a much more positive place than where we started. The company is healthy due to our internal changes. The momentum we are generating by landing new business, combined with our continued success bolstering our solution and our credentials means that we are currently enjoying this company’s largest competitive advantage to-date. All of this makes us extremely optimistic for 2019.

But before I go into specifics about our strategy for 2019 and our expectations, I am going to turn the call over to Jason, who will discuss the detail of some of our recent new contracts as well as provide general updates to our sales and marketing strategy. Kito will then follow with details on our financial performance in his prepared remarks. Please go ahead, Jason.

Jason Holloway – Chief Sales and Marketing Officer
Thank you, Jin. As Jin mentioned in his remarks, it’s been a busy year for us, and the fourth quarter of 2018 was no exception. As we announced at the end of our Q3 call, we were very pleased to have secured a contract with CSG International as a new commercial customer in the third quarter, and began implementing this work in Q4. For those of you less familiar with the organization, CSG is considered a trusted partner to the top global communication services providers for both wireless and wireline.

As a reminder, we are integrating our Bill Presentment & Analytics Solutions along with CSG to deliver a joint customer communications management market proposition platform to both existing and new CSG clients. We have been working in tandem with our partner to deliver an omni-channel digital billing communications and analytics solution to both enhance the customer experience and reduce customer care costs. I’m pleased to report that this implementation has been going extremely well and we expect it to continue to be fruitful for the duration of the contract.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

As you will have noticed from our press releases, many of the contracts we were working on in the fourth quarter actually came to fruition at the start of the new year. The most notable of these contracts, include our partnership with Leidos on the NASA’s Nest contract, our recent expansion with the U.S. Customs and Border Protection and our work with the Center for Naval Analyses. Given the timing of when these contracts manifested, many of the effects on our top line will not be visible until Q1 2019 and later. However, I would like to take a few moments to discuss how they tie into our broader growth strategy.

As we’ve discussed on previous calls, a major component of our sales strategy has been to partner with entrenched leading systems integrators, and this continues to be an effective means of generating new business. For one, these partnerships enable us to maintain a much leaner and more effective sales team than we had several years ago. Instead of maintaining a large staff and carrying a great deal of overhead, we are able to leverage the existing sales teams of the systems integrators.

Now, that doesn’t imply that we are disinterested in growing our sales team to sell more aggressively. On the contrary, we actually added two new direct sales personnel as recently as January. But these partnerships do allow us to sell more efficiently, effectively and profitably. They also provide us with opportunities to establish relationships with new organizations in new markets. And once we have one trusted mobility management solution in place with a customer, it opens up the doors to additional sales, and to be sure our partners benefit from this relationship as well. In many cases, we find that systems integrators want to partner with us because without WidePoint’s TM2 solution, or at least a portion of it, they would in many cases struggle to secure the contracts they are pursuing.

We frequently hear from our partners that WidePoint is a critical component to effectively delivering their solution set. This kind of confidence and demand certainly speaks volumes of the need for our solutions. Like CSG, the Leidos partnership is another example of the power and efficacy of these relationships. Under this contract we are providing support to Leidos on its recently awarded contract with NASA to provide managed mobility services in support of the agency’s mission. By partnering with Leidos, we were able to penetrate a new market to diversify and increase our customer base and bolster our reputation by adding another strong name to our list of clients.

In addition to securing more customers to grow our top line, one of our primary goals has been to add more higher margin contracts. For those of you who have dug into our margin profile, this means driving more revenue from managed services and less from carrier services. Many of you know that one of our goals has been to pursue more commercial contracts, as these are predominantly for managed services, and while we are continuing to increase the ratio of commercial-to-government contracts, we have also seen some great success in negotiating similar higher margin contracts with our government partners as well.

The recent announcement of our new task order with the U.S. Customs and Border Protection is a great example of that. Under this agreement, CBP has increased the funding by 50% for the management of up to 45,000 devices, from the current 30,000. From a market perspective, the expansion of a previous order signals to other players in both the government and the commercial space that our products are of great value to the users. From both a strategic and a financial perspective, this award proves that we are capable of negotiating higher margin contracts for managed services and that our strategy of focusing on this is both logical and effective.

Another example is our recent win with the Center for Naval Analyses or CNA. CNA was already a long-time identity management customer. As part of the up-sell, cross-sell initiatives, we were able to significantly expand our service offering to include wireless and wireline telecom management.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

As we begin to look at the start of 2019, our team remains very confident in our strategy and our ability to continue to execute it. That confidence comes despite the macro events that we witnessed at the start of the year. I’m sure many of you are wondering how the government shutdown that opened 2019 affected our sales cycle. I can tell you that while we did see a minor slowdown in terms of the speed of negotiations, these negotiations were never halted, nor did the opportunities vanish. They were simply put on the backburner. The fact that we secured two new significant contracts during a trying period for many government contractors should add peace of mind, and if anything, indicates how resilient our business is. We will have more specific updates on the next call, but for now we remain optimistic due to the success we have seen in the current state of our pipeline, which remains extremely healthy and robust.

I won’t go into any specifics on this call regarding anticipated timing of new contracts, but I will say that we are currently closing a number of net new upsell deals in a diverse array of industries. In many ways, our growth strategy for 2019 remains very similar to that of the previous year. We’re going to continue to develop a steady pipeline of both federal and commercial enterprise opportunities. As Jin mentioned, we’re enhancing our proprietary platform and developing next-gen products to remain an industry leader. We plan to continue to push into the commercial space to diversify our revenue base and expand margins. And we are going to maintain our strategic partnerships and build new relationships with leading systems integrators in order to pursue large enterprise opportunities.

For the sales team, 2019 is all about focus and continued execution. I truly believe our heads down and aggressive approach towards sales and managing the systems integrators is really starting to show some measurable results. Now that the sales engine is ignited, we just need to add some gasoline to the fire.

With that, I will hand it over to Kito.

Kito Mussa – Chief Financial Officer
Thank you, Jason. As outlined in our press release, we finished the year with record revenues, improved gross profit margins, narrowed our net losses and produced positive adjusted EBITDA. It remains a goal of ours to eventually deliver positive GAAP earnings in future, and we are continuing to make progress towards achieving that goal.

Let’s now discuss our three-month results and full year results for the full year ended December 31, 2018. For the fourth quarter of 2018, our revenue increased 24% to $24.8 million from $19.9 million last year, driven by 53% growth in managed services and 8% growth in carrier services. Our managed services rose on strong end of year sales of accessories to our customers as part of our up-selling and cross-selling strategies, and carrier services increased due to the U.S. Coast Guard on-boarding.

Our gross profit increased 25% to $4.5 million or 18% of total revenue in 2018 from $3.6 million or 18% of total revenue last year. Operating expense for the fourth quarter of 2018 decreased 14% to $3.7 million from $4.3 million last year, driven by savings realized from our 2017 restructuring actions. GAAP net loss in the fourth quarter narrowed to $0.4 million from $0.8 million in the fourth quarter of last year. We would have been GAAP positive if not for a non-recurring deferred tax expense charge of $1.2 million related to our tax basis amortization of goodwill.

For the full year, our revenues increased 10% to $83.7 million from $75.9 million last year, driven by 9% growth in managed services and 11% growth in carrier services. This was a direct result of current year customer implementations and expansion of managed services, as mentioned by both Jason and Jin.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

Our gross profit increased 12% to $15.3 million or 18% of total revenue, from $13.7 million or 18% of total revenue in 2017. The full year improvement in gross profit dollars as compared to last year was primarily driven by our fourth quarter performance. Excluding carrier services, our gross profit was 45% in 2018 as compared to 44% last year. Operating expense decreased 10% to $15.5 million from $17.2 million in 2017, driven by savings realized as a result of our restructuring actions taken to streamline the business in the fourth quarter of 2017.

For the full year 2018, GAAP net loss narrowed to $1.5 million from $3.5 million in 2017. The improvements in both our fourth quarter and full year GAAP net loss in 2018 would have been far better if not for a non-recurring deferred tax expense charge of $1.2 million related to our tax basis amortization of goodwill.

On a non-GAAP basis, adjusted EBITDA for the fourth quarter 2018 increased to $1 million, up from $0.3 million last year. For the full year of 2018, adjusted EBITDA increased to $1.8 million, up from a loss of $0.8 million last year. And as Jin mentioned earlier, the fourth quarter marked our sixth consecutive quarter of positive adjusted EBITDA and it also represents one of the strongest quarters in company history.

Shifting gears to the balance sheet, we exited the fourth quarter with $2.4 million in cash, net working capital of $3.9 million and approximately $5 million available in drawdown in our credit facility. Our cash position was temporarily affected by the government shutdown that occurred between December of 2018 and February of 2019, as many of our government invoices remained unprocessed due to furloughing of government employees.

We are building up additional cash reserves to manage through short-term government shutdowns, and we have access to our line of credit to manage our short-term operational requirements, should the need arise. At the present time, our cash position remains stable, and we expect it to improve gradually with each quarter of positive adjusted EBITDA, provided there are no extended federal government shutdowns that affect our ability to collect our invoices for our services rendered.

Before I turn it back over to Jin, I would like to reiterate that we made significant progress over the last six quarters to improve our financial results. Looking at the start of 2019, we have already announced several significant wins and we are eager to begin delivering these high margin managed services. We believe that our top and bottom line will continue to improve as we continue to win new work and prepare for the DHS recompete. We are excited about the future and will continue to work hard to meet our financial goals.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-K, which we intend to file in the next few business days. So, with that, I would like to turn it back over to Jin.

Jin Kang – President and Chief Executive Officer
Thank you, Kito. Thank you, Jason. As our financial results clearly demonstrate, the entire WidePoint team delivered strong financial performance, retained and expanded key customer relationships and closed and implemented new customer contracts in 2018. The combination of these actions ensure that we met our 2018 goals and positioned us for continued success in 2019.

As many of our long-term investors know, we started 2018 in relatively good financial position relative to the previous year. While we still have a significant amount of work to do to stabilize the business and ensure that we continue to deliver a high-quality solution to our valued customers, I’m incredibly proud of the work this team has done to turn the company around in such short order. It’s taken an incredible effort by even more remarkable people, many of whom are not on the call with us today.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

It’s worth taking some time to reflect on the efforts and achievement of our team, and I’d like to extend our thanks and gratitude to everyone at WidePoint for achieving what seemed initially like mission impossible. That said, with the successful completion of our goals in 2018, we are ready to close this chapter in our story and move on to the next chapter of our growth and profitability.

WidePoint is now much stronger, more efficient and a more capable company than it was almost two years ago. So, while we’re proud of what we’ve accomplished so far, it’s worth stating that we are far from satisfied with merely running a stable business. Your senior leadership team has personally invested a significant amount of time, effort and personal capital into this company and we have no intention of becoming complacent. We firmly believe that we’re finally in a good position to consider various long-term strategic options that are geared towards driving sustainable and significant shareholder value.

As Jason outlined earlier, we are focused on increasing both federal and commercial opportunities, improving our proprietary platforms and products, pushing more into the commercial space, expanding margins, and working more in tandem with our strategic partners. We’re also open to pursuing accretive and strategic acquisitions to expand our solution and our customer base.

One of our specific goals for coming year is to receive GovCloud approval for ITMS and to receive a FedRAMP certification thereafter. GovCloud provides government customers and their partners the flexibility to architect secure cloud solutions that are federally compliant. FedRAMP is a government-wide program that provides a standardized approach to security assessment, authorization, and continuous monitoring for cloud products and services.

Our TM2 solutions are already delivered to the cloud, but we believe attaining a GovCloud approval and a FedRAMP certification could be a large growth driver for us and add to the moat that prevents our competitors from accessing our customers. I will have more updates on this effort later in the year, so stay tuned.

We will also continue to enhance our products and services, as well as invest in our sales and marketing to spur on growth. As we look to the coming year, we’re optimistic about our future prospects and our ability to continue to be successful in our competitive market.

Therefore, we are providing full-year preliminary revenue guidance for $90 million to $93 million and adjusted EBITDA of $1.9 million to $2 million. Our EBITDA performance is adjusted to reflect the additional investments in sales and marketing and product development, as previously mentioned. We do not intend to give quarterly guidance, as our goal is to maintain focus on our full-year financial results and long-term objectives.

I, again, thank our entire WidePoint team for the hard work they have done and continue to do. I also thank our loyal, patient shareholders for trusting us with this mission. We’re excited about the position we are in and our outlook for 2019, and we look forward to updating all of you on our next call.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, will you please open the call for questions.

Operator
[Operator instructions]. Our first question comes from the line of Mike Crawford with B. Riley FBR.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

Q: Jin, given the $6 million to $9 million revenue growth guidance for 2019 combined with the improving revenue mix with greater amount of managed services, including ramping up the Coast Guard at the end of the year and replacing certain contracts, and then looking at these potential wins that Jason was talking about that you’re chasing early in 2019, I’m a little unclear what the sales and marketing investments are that you’re making that’s preventing the company from enjoying any operating leverage, in fact having negative operating leverage in 2019 based on your guidance.

Kito Mussa – Chief Financial Officer
To answer your question, one of the things that we’ve talked about on a few of the earnings calls was that, our first goal is to stabilize the company. As Jin mentioned in his remarks, in order to move the company forward, we do have to spend some money on sales and marketing, and we’re trying to do it as effectively as we can. That means targeting people that definitely have a network, and as you know in our business, it’s really a relationship business to get some of these long-term contracts. We’ve done a great job up to this point, but we definitely need to inject some fresh people into the mix here to try to be able to grow our sales. So, that’s one of the reasons that we’re trying to make that effort this year to get that investment. And if it pays off, we’ll have other ways to continue to work on growing our EBITDA and our net margin.

Q: So, it sounds like it’s primarily increased sales and marketing personnel, plus have you hired people yet so far in 2019?

Jin Kang – President and Chief Executive Officer
Yes, as Jason has mentioned, we did hire two senior level sales resources, but we’re also investing not only in the sales resource, we’re also looking at rebranding around our Trusted Mobility Management, our TM2. We’re also looking at revamping our website. We’re also looking at some product development, as I mentioned earlier about the GovCloud. We’re looking at putting our solutions into what they call FedRAMP certified facility. So, all of these things we’re going to be investing, but we’re not going to be spending money like drunken sailors, we are going to do it very carefully, so that we don’t hurt our performance going forward.

Q: Thanks, Jin. And then can you provide us an update on your thoughts on when we might see an RFI and RFP for the Department of Homeland Security?

Jin Kang – President and Chief Executive Officer
Sure. For the CWMS BPA for the Department of Homeland Security, I think we have mentioned in previous press releases that the contract was extended to June of 2019. What that does allow us to do is to sign contracts that will go out until June of 2020. With that said, the government shutdown did slow up the RFP and RFI process, so it is likely that the contract again will be extended and modified, to the extent perhaps until the end of the year, but we believe that the RFP will come out this year, with an award probably towards the end of either the third quarter or the fourth quarter.

Operator
Our next question comes from the line of Brian Kinstlinger with Alliance Global Partners.

Q: I’m curious what total bookings were in 2018, and then with the increased investments in sales and marketing, can you quantify the value of the proposals you plan to submit in ‘19 versus submissions in 2018?

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

Jin Kang – President and Chief Executive Officer
In terms of our 2018 bookings, I think it was probably somewhere around— I’m going to go back and take a look, but there is a slide in our presentation deck in our investor slide, and you can see that on our website, of the logos that we added and it’s roughly $43 million in total contract revenue. In terms of recurring revenues, it was approximately $20 million. So, if you add roughly $20 million to our 2017 numbers, is kind of what you get for our 2019 projected top-line revenues.

In terms of our 2019 pipeline, we have a lot of opportunities in the works. We haven’t offered any guidance in terms of what we think we’re going to close, but we’re comfortable in the forecast of $90 million to $93 million, and likely we may top that mark.

Q: Yes, sorry, maybe you misunderstood, of course I wouldn’t ask you to tell me how much you’re going to close. I’m more interested in how much you plan to actually bid in 2019 and how much more is it in 2018 with your increased resources?

Kito Mussa – Chief Financial Officer
One of the things we – in the past we haven’t really gone over our pipeline. It’s something that I know it’s definitely a very strong sticking point of our investors, but I’d like to reiterate what Jin mentioned, one of the reasons we gave guidance was to kind of give you an idea of what we think potentially might come from that. At this point in time that’s all we’re saying as far as guidance.

Q: And then my last question is, if we look at the low-end of your revenue guidance, how much of that is coming from what’s already in signed backlog?

Kito Mussa – Chief Financial Officer
Well, pretty much all of it.

Jin Kang – President and Chief Executive Officer
Yes.

Kito Mussa – Chief Financial Officer
But one of the things with our business that you look at, as Jin mentioned, when we do close these deals, a lot of these deals are recurring business for us. When we close these, we know the additional win will add to our run rate as we refer to it. So, if we close the year at $83 million, $84 million plus, every time we add on these deals, we just continue to add that to our annual run rate. So, that’s kind of the way we look at it this.

Q: So, just to be clear, the $90 million represents your base of business plus the contracts you’ve already won that are ramping over the year, but you don’t need to go sign new contracts to achieve the $90 million. Is that right?

Jin Kang – President and Chief Executive Officer
I think that’s a fair statement. I think the $90 million, the low watermark— we’re very confident on that number.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

Operator
[Operator instructions]. Our next question comes from the line of William Gibson with Roth Capital Partners.

Q: You commented briefly on going after a diverse array of industries and commercial opportunities. Could you give us a little more color there, specifically what industries, and is it the security side that gives you a leg-up in going after these? I mean, most industries are pretty well covered.

Jin Kang – President and Chief Executive Officer
The answer is, we don’t have any particular affinity to any particular industry. But we do have a large footprint in industries such as healthcare, aviation, transportation, logistics, and government, state and local. So, we do have customer base in these areas.

Our applicability of our Trusted Mobility Management goes across the board, because every one of our customers and every one of these large enterprises needs to be able to say that they could provide Trusted Mobility Management. And what we mean by that is, is that we’re talking about managing our customers’ mobility assets, securing those mobility assets and providing visibility for the usage of those assets. And when we say mobility assets, as you know, more and more of these computers are going mobile, there’s some 31.1 billion devices that is going to be hooking up to the Internet. So, what we do is, we provide the manageability, security and visibility for those devices, whether they be smartphones or machine-to-machine devices, okay.

And so, yes, the security is a very important item, and you will see a few press releases coming out in the next couple of weeks or so that puts us square in that market. And there are things that we are working with the transportation community, there are things that we are working with the healthcare community, that is a huge move for us to go into those markets, and we’re leveraging our current customers in those markets. And then we’re going to continue to leverage those customers and also leverage our TM2 platform to do that.

And Jason, did you want to add anything to that?

Jason Holloway – Chief Sales and Marketing Officer
Yes, sure. Hi, Bill. It was nice seeing you the other day. But I also wanted to add a little bit to that. So when you said going out to the commercial industry and that the industry itself pretty much has the security covered, don’t forget, as we discussed the other day, there’s always different levels of security, and WidePoint providing essentially the highest level of security to those commercial enterprise spaces that are specifically in the regulatory-driven environment, that’s where WidePoint has a very strong leg-up in those areas. So, for all of those commercial enterprise clients who are either going to be interacting at the federal or the DoD level that is going to require the types of Trusted Mobility Services that we bring to the table, and then others who may not be directly interacting with the federal government or DoD, such as healthcare or maybe finance, they’re still going to want that PKI-enabled type security. So, I just wanted to add that as well.

Q: And then just one follow-up, could you share some general thoughts or comments on seasonality in the business?

Jin Kang – President and Chief Executive Officer
Sure. So, in terms of our seasonality, because we do have a large portion of our business, a little over 50% of our business is in the federal government, and if you’re familiar with the federal government spending, there’s a lot of spending as it heads into the new fiscal year for the government, which usually corresponds to the fourth quarter. And so, you’ll see a lot of spending towards the end of September, beginning of October, and then the first quarter is a little flatter. However, this year we’ll see our first quarter will be a strong quarter, not as strong as the fourth quarter, but we’ll continue to make progress. But there is definitely seasonality in our revenue, and that’s because of our large government customer base.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation Fourth Quarter and Full Year 2018 Earnings Call March 21, 2019

Operator
At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at WYY@liolios.com. I’d now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin Kang – President and Chief Executive Officer
Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release. Thank you, again, and have a great evening. We look forward to connecting with you all again on our next earnings call.

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